Exhibit 10.16

RESTRICTED STOCK AGREEMENT

Agreement dated and effective as of October 19, 2009 (the “Grant Date”), between The Toro Company, a Delaware corporation (“Toro”), and Judy Altmaier (“you”) setting forth the terms and conditions of the grant to you of a restricted stock award (the “Award”) consisting of 4,752 shares of Toro common stock, par value $1.00 per share (“Award Shares”).

1.        Vesting and Forfeiture.  Your right to retain the Award Shares is subject to you remaining an employee of Toro (or one of its subsidiaries) for a period of three years following the Grant Date (the “Vesting Date”).  Except as otherwise provided in Section 4 below, if you terminate your employment with Toro (or one of its subsidiaries) for any reason prior to the Vesting Date, then you will forfeit all of the Award Shares.  Your absence on leave or other interruption in your performance of services prior to the Vesting Date will not be deemed a termination of employment with Toro for purposes of this agreement if approved by Toro’s Compensation & Human Resources Committee.

2.        Shareholder Status.  Unless and until your Award Shares are forfeited, you will have the right to receive cash dividends on the Award Shares and to vote the Award Shares.  If you forfeit the Award Shares, at the same time you will forfeit your right to receive future cash dividends on Award Shares and vote the Award Shares.  Except for the rights set forth in this Section 2, you shall have no rights as a shareholder of Toro with respect to the Award Shares until your interest in the Award Shares vests and becomes non-forfeitable.

3.        Issuance of Shares.  Toro will issue the Award Shares in book entry in your name.  Toro’s Vice President, Secretary and General Counsel will direct Toro’s transfer agent not to honor any requests by you to transfer the Award Shares or to issue a physical stock certificate representing such Award Shares and any distributions made with respect to such Award Shares (other than ordinary cash dividends) until such time that your interest in the Award Shares becomes non-forfeitable.  As soon as practicable after the Vesting Date, Toro will direct its transfer agent to honor any requests thereafter by you to transfer the Award Shares or to issue a physical stock certificate representing such Award Shares.  If the Award Shares are forfeited under Section 1 above, the Award Shares will automatically revert back to Toro.

4.        Termination of Employment by Reason of Death, Disability or Retirement.

(a)           Disability or Death.  If you become disabled or die prior to the Vesting

Date, the Award Shares will vest immediately prior to the date of your termination of employment by reason of such disability or death.

(b)           Retirement.  If you cease to be an employee by reason of retirement prior to the Vesting Date, the Award Shares will be forfeited.

5.        No Transfer.  You may not transfer this Award other than by will or applicable laws of descent and distribution.

6.        Non-Compete.  Notwithstanding any other provision of this agreement, if during your employment with Toro or for one year after you terminate employment with or performance of services to Toro (or its subsidiaries), for any reason including by reason of retirement, you (a) are employed or retained by, or render services to, any organization that directly or indirectly competes with or becomes competitive with Toro (or any of its subsidiaries), or if the rendering of such services is prejudicial to or in conflict with the interests of Toro (or any of its subsidiaries), or (b) you violate any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights with Toro (or any of its subsidiaries), or (c) you engage in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of Toro (or any of its subsidiaries), Toro shall have the right to the return of the Award Shares or the economic value of the Award Shares, provided that this provision shall not be applicable in the event of a Change of Control (as defined in Section 7 below).

7.        Change of Control.  The restrictions applicable to the Award Shares will vest in full and become non-forfeitable if there is a Change of Control (as defined in The Toro Company 2000 Stock Option Plan, as amended, at the date of such event) of Toro.

8.        Section 83(b) Election.  You hereby acknowledge that you have been informed that, with respect to the grant of the Award and within 30 days of the Grant Date, you may file an election with the Internal Revenue Service electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to be taxed currently on the fair market value of the Award on the Grant Date.  You further acknowledge that it is your sole responsibility to timely file the election under Section 83(b) of the Code if you choose to make such an election.  You should consult your personal tax or financial advisor with any questions regarding whether to make a Section 83(b) election.  If you make such an election, you agree to promptly provide Toro with a copy of the election form.

9.        Withholding Taxes.  Toro has the right to withhold and deduct all legally required amounts necessary to satisfy any and all federal, foreign, state or local taxes of any kind attributable to the receipt of the Award, the receipt of dividends or distributions on Award Shares or the lapse or termination of the restrictions applicable to the Award Shares.  Such amounts may be withheld and deducted from (a) your future wages (or from other amounts that may owed to you by Toro) or (b) shares of Toro common stock from the Award Shares issued or otherwise issuable to you in connection with this Award.  If Toro common stock is withheld or surrendered to satisfy tax withholding, such stock will be valued at its fair market value as of the date it is withheld or surrendered.

10.      Governing Law.  This agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

11.      Non-Negotiable Terms.  The terms of this Award are not negotiable, but you may refuse to accept this Award by notifying Toro’s Vice President, Secretary and General Counsel in writing.

IN WITNESS WHEREOF, this agreement has been executed and delivered by The Toro Company effective as of the Grant Date.

October 19, 2009	By:	/s/ Michael S. Hoffman
Chairman and CEO

I hereby agree to the terms and conditions governing this Award as set forth in this agreement.

Date:	October 20, 2009	/s/ Judy Altmaier
Judy Altmaier

Note:  If you do not wish to accept this Award on the terms stated in this agreement, please contact Toro’s Vice President, Secretary and General Counsel immediately to decline the grant.